EXHIBIT 10.20
EXECUTIVE COMPENSATION ARRANGEMENTS
Each year, the Compensation Committee of the Board of Directors considers whether to alter the base salary of our executive officers. In addition, the Compensation Committee determines bonus awards, if any, to our executive officers for the fiscal year.
Listed below are salaries and bonuses for our executive officers that were awarded during fiscal 2005 and the salaries that have been established for fiscal 2006. Bonuses for fiscal 2006 have not yet been determined.

Executive Officer	2005 Salary	2005 Bonus	2006 Salary
Lawrence Bain	$175,100	$196,000	$325,000

Chuck Sherman	$215,000	$64,010	$250,000

Barry Sullivan	$140,000	$70,000	$160,000

Dave Gomez	$115,000	$13,254	$140,000

Dale Miller	$109,000	$14,100	$130,000

Danny Lam	$150,000	$0	$150,000